==========================================================================



                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                               FORM 8-K

                            CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  December 7, 1999




            PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
        (Exact name of Registrant as specified in its charter)


                    Commission File Number: 1-9164



             Delaware                           36-3492467
 (State or other jurisdiction of      (I.R.S. Employer Identification
  incorporation or organization)                   No.)


        2100 Sanders Road                          60062
       Northbrook, Illinois                     (Zip Code)
 (Address of principal executive
             offices)


  Registrant's telephone number, including area code:  (847)272-9200



==========================================================================



Item 5.  Other Events.

         The following is the text of a press release issued by Phosphate Resource Partners Limited Partnership on December 7, 1999.

            Phosphate  Resource  Partners  to  Record  Estimated  Fourth
            Quarter   Special  Charges  of  Approximately  $85  Million;
            Estimated Savings to Benefit Annual Earnings by $20 Million

            NORTHBROOK, IL, December 7, 1999 -- Phosphate Resource Partners Limited Partnership (NYSE: PLP) announced today that it will record estimated special charges totaling $85 million, or $0.82 per unit, in the fourth quarter of 1999.

            The charges result from a non-cash loss from the previously disclosed exit of an oil and gas exploration/development program and PLP's share of rightsizing and restructuring of IMC-Agrico Company's phosphate business announced separately today by IMC Global (NYSE: IGL), PLP's administrative managing general partner and 51.6 percent owner. IMC-Agrico is a joint venture partnership formed in 1993 between PLP and IMC Global. PLP's ownership of IMC-Agrico is 41.5 percent.

            The phosphate charges primarily include: (a) asset write-offs associated with previously announced closures of the Nichols, Payne Creek and Noralyn facilities; and (b) costs for job eliminations, facility demolition and closure, and environmental remediation.

            The cash impact of the fourth quarter special charges is projected to be about $22 million, with approximately $14 million affecting 2000. Annual savings, beginning in 2000, are estimated to be about $20 million, or $0.19 per unit.

            The phosphate mine and plant closures, a rightsizing commensurate with a major downturn in the industry cycle, result from a facilities optimization program designed to reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities.

            "We are delivering on a commitment to rightsize and restructure for current and future industry conditions through significant cost improvements and asset reductions, and improve PLP's ongoing earnings and cash flow," said Douglas A. Pertz, President and Chief Executive Officer of IMC Global. "This comprehensive and aggressive phosphate program is very strong and necessary medicine to take during this difficult industry climate, including a weak North American farm economy and significantly depressed phosphate selling prices."

            In addition to the annual savings from the restructuring program described above, PLP will continue to generate operating cost benefits from IMC-Agrico's Project Profit initiative that is on target to achieve at least $100 million cost savings over the two-year period ending December 31, 2000, with more that $50 million to be realized in 1999.

            PLP   recently  announced  further  significant   production
            cutbacks in IMC-Agrico's phosphate business in response to continued low industry demand.

            Phosphate Resource Partners Limited Partnership is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients. For more information, visit the PLP Web site at www.phosplp.com.

            This news release contains forward-looking statements that involve risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions in localities where the Company operates; the impact of competitive products; pressure on prices realized by the Company for its products; constraints on supplies or raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing and marketing of products; difficulties or delays in receiving required governmental and regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties rationalizing acquired businesses and in realizing related cost savings and other benefits; the effects of and changes in trade, monetary and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal, including environmental, and administrative proceedings involving the Company; and the other risk factors reported from time to time in the Company's SEC reports.


                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 PHOSPHATE RESOURCE PARTNERS
                                  LIMITED PARTNERSHIP


                                 By:  IMC GLOBAL INC.,
                                      It's Administrative Managing
                                      General Partner


                                 By:   /s/   J. Bradford James
                                      ---------------------------------
                                      J. Bradford James
                                      Executive Vice President and
                                      Chief Financial Officer


Date:  December 22, 1999